                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 --------------


                                  SCHEDULE 13D
                                 (RULE 13d-101)


      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (AMENDMENT NO. 3)

                      AMERICAN INDUSTRIAL PROPERTIES REIT
                                (Name of Issuer)

            SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                                   026791103
                                 (CUSIP Number)

                               T. PATRICK DUNCAN
                            USAA REAL ESTATE COMPANY
                        8000 ROBERT F. MCDERMOTT FREEWAY
                             IH-10 WEST, SUITE 600
                          SAN ANTONIO, TEXAS 78230-3884
                                 (210) 498-7541
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 APRIL 30, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                         (Continued on following pages)

                              (Page 1 of 40 Pages)

CUSIP NO. 026791103                    13D                    Page 2 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         United Services Automobile Association
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                1,678,086 Shares of Beneficial Interest (See Item 5)
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           1,678,086 Shares of Beneficial Interest (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,678,086 Shares of Beneficial Interest (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.1% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

CUSIP NO. 026791103                    13D                    Page 3 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         USAA Capital Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                1,678,086 Shares of Beneficial Interest (See Item 5)
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           1,678,086 Shares of Beneficial Interest (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,678,086 Shares of Beneficial Interest (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.1% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

CUSIP NO. 026791103                    13D                    Page 4 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         USAA Real Estate Company
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                1,678,086 Shares of Beneficial Interest (See Item 5)
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           1,678,086 Shares of Beneficial Interest (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,678,086 Shares of Beneficial Interest (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.1% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

CUSIP NO. 026791103                    13D                    Page 5 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         USAA Investors I, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                0
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

CUSIP NO. 026791103                    13D                    Page 6 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         USAA Investors II, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                0
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

CUSIP NO. 026791103                    13D                    Page 7 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         USAA Properties III, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                0
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

CUSIP NO. 026791103                    13D                    Page 8 of 40 Pages


================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         USAA Properties IV, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                   7       SOLE VOTING POWER
  NUMBER OF
   SHARES                  0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8       SHARED VOTING POWER
    EACH
  REPORTING                0
 PERSON WITH       -------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                           0
                   -------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
================================================================================

         This Amendment No. 3 supplements and amends the Statement on Schedule 13D filed on December 20, 1996 (as amended, the "Schedule 13D") by United Services Automobile Association, USAA Capital Corporation, and USAA Real Estate Company. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended to add the following at the end thereof:

                 Effective as of April 30, 1998, each of USAA-I, USAA-II, USAA-III, and USAA-IV distributed to Realco all of the Shares owned directly by it and, thereupon, ceased to be the beneficial owner of any securities of the Company. (Such distributions are hereinafter referred to collectively as the "Distributions.")

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended to add the following immediately prior to the last paragraph thereof:

                 The purpose of the Distributions was to consolidate the direct ownership of all Shares beneficially owned by the Reporting Persons in a single entity and thereby simplify the administrative burden associated with the ownership of such Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended by deleting it in its entirety and substituting the following therefor:

                 Giving effect to the Distributions and the other transactions disclosed herein, Realco owns directly 1,678,086 Shares (including 4,000 Shares issuable to Realco upon exercise of the Options (as defined below)), constituting 15.1% of the total number of Shares. By reason of the relationships described in Item 2 above, USAA, USAA-CC, and Realco may be deemed to have shared voting and dispositive power with respect to the 1,678,086 Shares owned directly by Realco.

                 All Share numbers in the immediately preceding paragraph reflect a one-for-five reverse stock split effected by the Company on October 15, 1997 (the "Reverse Stock Split"). All percentages in the immediately preceding paragraph are based on 11,102,577 Shares (reflecting the Reverse Stock Split) outstanding consisting of: (i) 11,098,577 Shares outstanding as of May 13, 1998 (as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998) and (ii) 4,000 Shares issuable upon exercise of the Options.

                 Appendix B hereto, which is incorporated herein by this reference, sets forth certain information with respect to Shares owned beneficially by the persons identified on Appendix A.

                 Except as disclosed herein, none of the Reporting Parties and, to the knowledge of the Reporting Parties, none of the persons identified on Appendix A, have effected any transactions in Shares since March 30, 1998. Certain of such persons may purchase Shares in the future for their own account and not pursuant to any agreement, arrangement or understanding with the Reporting Parties with respect to the voting or disposition of any such Shares. The Reporting Parties disavow the existence of a group with any of such persons.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended to add the following at the end thereof:

                 On June 30, 1997, each of Messrs. Duncan and Kelley were granted options to purchase Shares (collectively, the "Options") in connection with their services as Trust Managers of the Company. Pursuant to internal policies of Realco, each of Messrs. Duncan and Kelley thereafter transferred to Realco the Options granted to him. Giving effect to certain adjustments made in connection with the Reverse Stock Split, the Options entitle Realco to purchase 4,000 Shares at an exercise price of $15.00 per Share. A form of the option agreement governing the Options is attached hereto as Exhibit 10.13.

                 Similarly, on December 1, 1997, each of Messrs. Duncan and Kelley were awarded 2,254 Shares in connection with their services as Trust Managers of the Company. Pursuant to internal policies of Realco, each of Messrs. Duncan and Kelley thereafter transferred to Realco the Shares awarded to him.

                 In accordance with the terms of the Registration Rights Agreements described above, the Company has included the 1,678,086 Shares owned by Realco in a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission on May 15, 1998 (the "Registration Statement"). The Registration Statement registers the resale of Shares owned by Realco and certain other persons under the Securities Act of 1933, as amended.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following are filed herewith as Exhibits to this Amendment No. 3 to Schedule 13D.

         10.13   Form of Option Agreement.

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  UNITED SERVICES AUTOMOBILE ASSOCIATION



                                       By:   /s/ Michael D. Wagner
                                            ------------------------------------
                                       Name:  Michael D. Wagner
                                       Title:    Vice President

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  USAA CAPITAL CORPORATION



                                       By:   /s/ Michael D. Wagner
                                            ------------------------------------
                                       Name:  Michael D. Wagner
                                       Title:    Vice President

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  USAA REAL ESTATE COMPANY



                                       By:   /s/ Randal R. Seewald
                                            ------------------------------------
                                       Name:  Randal R. Seewald
                                       Title:    Vice President

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  USAA INVESTORS I, INC.



                                       By:   /s/ Randal R. Seewald
                                            ------------------------------------
                                       Name:  Randal R. Seewald
                                       Title:    Vice President

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  USAA INVESTORS II, INC.



                                       By:   /s/ Randal R. Seewald
                                            ------------------------------------
                                       Name:  Randal R. Seewald
                                       Title:   Vice President

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  USAA PROPERTIES III, INC.



                                       By:   /s/ Randal R. Seewald
                                            ------------------------------------
                                       Name: Randal R. Seewald
                                       Title:   Vice President

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Date:    May 29, 1998                  USAA PROPERTIES IV, INC.



                                       By:   /s/ Randal R. Seewald
                                            ------------------------------------
                                       Name:  Randal R. Seewald
                                       Title:    Vice President

         Appendix A is hereby amended by deleting it in its entirety and substituting the following therefor:

                                                                      APPENDIX A

         CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
                       OF USAA, USAA-CC, REALCO, USAA-I,
                         USAA-II, USAA-III, AND USAA-IV

         USAA and certain of its direct and indirect subsidiaries are listed below with numerical designations for purposes of providing certain information regarding directors and executive officers of USAA, USAA-CC, Realco, USAA-I, USAA-II, USAA-III, and USAA-IV: (1) USAA; (2) USAA Casualty Insurance Company;
(3) USAA General Indemnity Company; (4) USAA Property & Casualty Agency, Inc.;
(5) USAA Insurance Agency, Inc.; (6) USAA Limited; (7) USAA Life Insurance Company; (8) USAA Life General Agency, Inc.; (9) USAA Alliance Services, Inc.;
(10) USAA Capital Corporation; (11) USAA Funding Company; (12) USAA Property Holdings, Inc.; (13) HTO, Inc.; (14) USAA Insurance Agency, Inc.; (15) Hausman Road Water Supply Corporation; (16) USAA Capital Development, Inc.; (17) Institutional Realty Investors, Inc.; (18) La Cantera Development Company; (19) Fiesta Texas Showpark, Inc.; (20) La Cantera Hospitality, Inc.; (21) USAA Federal Savings Bank; (22) USAA Insurance Agency, Inc. (New Mexico); (23) USAA Insurance Agency, Inc. (Alabama); (24) USAA Relocation Services, Inc.; (25) USAA Investment Corporation; (26) USAA Investment Management Company; (27) USAA Transfer Agency Company; (28) USAA Traco Service GmbH; (29) USAA Investment Trust; (30) USAA Mutual Fund, Inc.; (31) USAA Tax Exempt Fund, Inc.; (32) USAA State Tax-Free Trust; (33) USAA Educational Foundation (The); (34) USAA Political Action Committee; (35) USAA Employee Benefit Association; (36) USAA Real Estate Company; (37) USAA Real Estate Equities, Inc.; (38) Alhambra Gables One, Inc.; (39) L.A. Wilshire One, Inc.; (40) La Paz, Inc.; (41) Las Colinas Management Company; (42) Quorum Real Estate Services Corporation; (43) USAA Equity Advisors, Inc.; (44) USAA Health Services, Inc.; (45) USAA Investors I, Inc.; (46) USAA Investors II, Inc.; (47) USAA Properties Fund, Inc.; (48) USAA Properties II, Inc.; (49) USAA Properties III, Inc.; (50) USAA Properties IV, Inc.; (51) USAA Real Estate-Midwest, Inc.; (52) USAA Real Estate Development Company; (53) USAA Real Estate Management Company; (54) USAA County Mutual Insurance Company; (55) USAA Financial Administration Company; (56) USAA Financial Planning Network, Inc.; (57) Capital Financial Resources Company;
(58) USAA Financial Services Corporation; (59) USAA Credit Card Bank; (60) USAA Corporate Attorney in Fact, Inc.; (61) USAA Information Technology Company;
(62) USAA Merchandise Services Company; and (63) USAA Life Insurance Company of New York (collectively, the Subsidiaries). USAA and subsidiaries (2-35,
54-63) have a business address of USAA Building, 9800 Fredericksburg, San Antonio, Texas 78288. Subsidiaries (36-53) have a business address of 8000 Robert F. McDermott Freeway IH-10 West, Suite 600, San Antonio, Texas 78230-3884. Except as described in Item 2, the principal businesses of the entities listed above are insurance underwriting and related investment activity. Set forth below are the names, the residences or business addresses, and the present principal occupation or employment of the directors and executive officers of the Reporting Parties.

1.       UNITED SERVICES AUTOMOBILE ASSOCIATION

 Name and Position                     Business Address                    Present Occupation

 ROBERT T. HERRES,                     USAA Building                       Serves as
 Chairman/President/CEO/COO            San Antonio, Texas 78288            Chairman/President/CEO/COO/
 Attorney-in-Fact and Director                                             Attorney-in-Fact of USAA and
                                                                           Director of Subsidiaries (2, 3, 6,
                                                                           9, 10, 11, 14, 33 and 54) and as
                                                                           Chairman of Board of Subsidiaries
                                                                           (9, 10, 11, 14, 33, 54, 60, 61 and
                                                                           62); and as Chairman of the Board
                                                                           and CEO of Subsidiaries (2 and 3);
                                                                           and as Managing Director of
                                                                           Subsidiary (6)

 JOHN D. BUCKELEW, Director            USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288
 DANIEL W. CHRISTMAN, Director         USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 DANIEL L. COOPER, Director            USAA Building                       Serves as Director and 1st Vice
                                       San Antonio, Texas 78288            Chairman of the Board of USAA.

 STEPHEN B. CROKER, Director           USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 LESLIE G. DENEND, Director            USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288
 FRED A. GORDEN, Director              USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 MARCELITE J. HARRIS, Director         USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 WILLIAM J. HYBL, Director             USAA Building                       Serves as Director of USAA and
                                       San Antonio, Texas 78288            Subsidiary (10).

 RICHARD D. MILLIGAN, Director         USAA Building                       Serves as Director of USAA and
                                       San Antonio, Texas 78288            Subsidiary (10).
 JOHN H. MOELLERING, Director          USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 MYRNA H. WILLIAMSON, Director         USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 THOMAS P. CARNEY, Director            USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 DENTON L. PEOPLES, Director           USAA Building                       Serves as Director of USAA.
                                       San Antonio, Texas 78288

 WILSON C. COONEY, Deputy Attorney-    USAA Building                       Serves as President-Property &
 in-Fact, President-Property &         San Antonio, Texas 78288            Casualty Insurance, P&C of USAA
 Casualty Insurance, P&C                                                   and as Director of Subsidiaries
                                                                           (2-6, 9, 10, 14, 34, 35, 54, 60
                                                                           and 61); and as Vice Chair of
                                                                           Board and President of
                                                                           Subsidiaries (2 and 3); and as
                                                                           Chairman of Board of Subsidiaries
                                                                           (4 & 5); CEO of Subsidiary (54);
                                                                           and as Vice Chairman, President
                                                                           and CEO of Subsidiary (60).

 HENRY VICCELLIO, JR., Executive       USAA Building                       Serves as Executive Vice President
 Vice President, Deputy CEO for        San Antonio, Texas 78288            and Deputy CEO of USAA; and as
 Operational Integration and                                               Director of Subsidiary (33 and
 Support                                                                   61).

 MICHAEL J.C. ROTH, Vice Chair,        USAA Building                       Serves as Director, Vice Chair,
 CEO, President and Director           San Antonio, Texas 78288            CEO, and President of Subsidiaries
                                                                           (25-28) and as Director of
                                                                           Subsidiaries (7, 35 and 56) and as
                                                                           Director, Vice Chair and President
                                                                           of Subsidiary (29).
 JOSUE ROBLES, JR., Sr. Vice           USAA Building                       Serves as Sr. Vice President-CFO
 President-CFO/Treasurer               San Antonio, Texas 78288            and Treasurer of USAA and as
                                                                           Director of Subsidiaries (2, 3, 6,
                                                                           7, 9-12, 13, 14, 16, 17, 27, 33,
                                                                           34, 35, 54 and 56); and as Vice
                                                                           President-Treasurer of
                                                                           Subsidiaries (2, 3, 9, 13, 14, 33,
                                                                           54, 56); and as Sr. Vice
                                                                           President-Controller of
                                                                           Subsidiaries (10-12); and as Chair
                                                                           of Board and President of
                                                                           Subsidiary (35); and as Treasurer
                                                                           of Subsidiaries (33 and 34), and
                                                                           Chairman of (12, 13); and as
                                                                           Chairman, President and CEO of
                                                                           Subsidiary (16); and as Chairman,
                                                                           President, CEO, and
                                                                           Controller/Treasurer of Subsidiary
                                                                           (17).

 EDWIN L. ROSANE, Vice Chair of        USAA Building                       Serves as Vice Chair, CEO,
 Board, CEO, President and Director    San Antonio, Texas 78288            President of Subsidiary (7) and as
                                                                           Director of Subsidiaries (7, 8,
                                                                           11, 14, 22, 23, 34, 35 and 56); as
                                                                           Chairman of the Board and
                                                                           President of Subsidiary (8); and
                                                                           as Chairman, President and CEO of
                                                                           Subsidiary (63).


2.       USAA CAPITAL CORPORATION


 Name and Position                     Business Address                    Present Occupation
 -----------------                     ----------------                    ------------------

 ROBERT G. DAVIS, Director, Vice       USAA Building                       Serves as Director, Vice Chairman,
 Chairman, CEO/President               San Antonio, Texas 78288            CEO and President of USAA Capital
                                                                           Corporation; and as Director of 36
                                                                           Subsidiaries (2, 3, 7, 9, 11-21,
                                                                           25-36, 54 and 61); and as Chairman
                                                                           of the Board of Subsidiaries (7,
                                                                           15, 18-21, 25-37, 54 and 56); and
                                                                           as Vice Chairman of the Board of
                                                                           Subsidiaries (11, 12, 33 and 35);
                                                                           and as CEO/President of
                                                                           Subsidiaries (11, 12 and 56); and
                                                                           as President of Subsidiary (15);
                                                                           and as Vice President of
                                                                           Subsidiary (54); and as Vice
                                                                           President/Treasurer of Subsidiary
                                                                           (35).
 WILLIAM J. HYBL, Director             USAA Building                       Serves as Director of USAA Capital
                                       San Antonio, Texas 78288            Corporation and Subsidiary (1).

 RICHARD D. MILLIGAN, Director         USAA Building                       Serves as Director of USAA Capital
                                       San Antonio, Texas 78288            Corporation and Subsidiary (1).

 ROBERT T. HERRES,                     USAA Building                       Serves as Director of USAA Capital
 Director, Chairman                    San Antonio, Texas 78288            Corporation and Subsidiaries (1-3,
                                                                           6, 9, 10, 11, 14, 33 and 54); and
                                                                           as Chairman of the Board of
                                                                           Subsidiaries (9, 10, 11, 14, 33
                                                                           and 54); and as Chairman of the
                                                                           Board and CEO of Subsidiaries (2
                                                                           and 3); and as Managing Director
                                                                           of Subsidiary (6); and as
                                                                           Chairman/President/CEO/
                                                                           COO/Attorney-in-Fact of USAA.

 BRADFORD W. RICH, Director, Senior    USAA Building                       Serves as Director of USAA Capital
 Vice President and Secretary          San Antonio, Texas 78288            Corporation and Subsidiaries (2,
                                                                           3, 6, 7, 9,  12, 14, 16, 17, 25,
                                                                           27, 28, 33, 34, 35, 54,  56, 60,
                                                                           61 and 62); and as Chairman of the
                                                                           Officers of the Board of Directors
                                                                           of Subsidiary (34); and as Senior
                                                                           Vice President of USAA Capital
                                                                           Corporation and Subsidiaries (1,
                                                                           11, 12, 16 and 17); and as Vice
                                                                           President of Subsidiaries (2, 3,
                                                                           7, 14, 33, 54, 56, 60 and 61); and
                                                                           as Treasurer of Subsidiary (15);
                                                                           and as Secretary of USAA Capital
                                                                           Corporation and Subsidiaries (1,
                                                                           2, 3, 7, 11, 12, 14, and 15-17,
                                                                           33, 54, and 56).
 JOSUE ROBLES, Director, Senior        USAA Building                       Serves as Director of USAA Capital
 Vice President and Controller         San Antonio, Texas 78288            Corporation and Subsidiaries (2,
                                                                           3, 6, 7, 9, 11-14, 16, 17, 27, 33-
                                                                           35, 54, 56, 60, 61 and 62); and as
                                                                           Chairman of Board of Subsidiaries
                                                                           (12, 13, 16, 17, 35); and as
                                                                           President of Subsidiaries (16, 17
                                                                           and 35); and as CFO of Subsidiary
                                                                           (1); and as CEO of Subsidiary ( 16
                                                                           and 17); and as Senior Vice
                                                                           President of USAA Capital
                                                                           Corporation, USAA and of
                                                                           Subsidiaries (11); and as Vice
                                                                           President of Subsidiaries (2, 3,
                                                                           9, 14, 33, 54, 56, 60, 61 and 62);
                                                                           and as Controller of USAA Capital
                                                                           Corporation and of Subsidiaries
                                                                           (11, 16 and 17); and as Treasurer
                                                                           of Subsidiaries (1, 2, 3, 9, 14,
                                                                           16, 17, 33, 34, 54, 56 and 62).



3.       USAA REAL ESTATE COMPANY

 Name and Position                     Business Address                    Present Occupation
 -----------------                     ----------------                    ------------------

 STEPHANIE A. COLEMAN, Director        613 N. W. Loop 410, Suite 140       Managing Partner of Staffing
                                       San Antonio, Texas 78216            Solutions

 LUIS DE LA GARZA, Director            1020 N.E. Loop 410, Suite 700       Vice President-Corporate Relations
                                       San Antonio, Texas 78209            PG&E Gas Transmission

 BRIG. GEN. KENNETH R. FLEENOR,        13735 Corinth                       Retired from Military
 Director                              Universal City, Texas  78148

 EDWARD B. KELLEY, President,          8000 Robert F. McDermott Frwy.      Serves as President, CEO, Vice
 CEO Vice Chairman and Director        IH-10 West, Suite 600               Chairman and Director of the Board
                                       San Antonio, Texas 78230-3884       of USAA Real Estate Company and
                                                                           Subsidiary (18); and as Director
                                                                           of Subsidiaries (13, 15, 19, 20
                                                                           and 37-53); and as Vice Chairman
                                                                           of the Board of Subsidiary (15);
                                                                           and as CEO of Subsidiaries (20,
                                                                           37-43, and 45-53); and as
                                                                           President of Subsidiaries (20, 37-
                                                                           42, and 44-53); and as Chairman of
                                                                           the Board of Subsidiaries (37-43,
                                                                           45-53).

 T. PATRICK DUNCAN, Senior Vice        8000 Robert F. McDermott Frwy.      Serves as Senior Vice President of
 President and Director                IH-10 West, Suite 600               USAA Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (37-53) and as
                                                                           Director of USAA Real Estate
                                                                           Company and Subsidiaries (37-53);
                                                                           and as Vice Chair of Subsidiaries
                                                                           (38-43, 45-53).
 RANDAL R. SEEWALD, Vice President     8000 Robert F. McDermott Frwy.      Serves as Vice President of USAA
 and Secretary                         IH-10 West, Suite 600               Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (18-20 and 37-53) and
                                                                           as Director of Subsidiaries (38-
                                                                           53) and as Treasurer of
                                                                           Subsidiaries (18-20), and as
                                                                           Secretary of USAA Real Estate
                                                                           Company and Subsidiaries (18-20,
                                                                           37-53).

 DAVID M. HOLMES, Vice President       8000 Robert F. McDermott Frwy.      Serves as Vice President of USAA
 and Treasurer                         IH-10 West, Suite 600               Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (37-53) and as
                                                                           Director of Subsidiary (42) and as
                                                                           Treasurer of USAA Real Estate
                                                                           Company and Subsidiaries (37-53).

 S. WAYNE PEACOCK, Vice President      8000 Robert F. McDermott Frwy.      Serves as Vice President of USAA
                                       IH-10 West, Suite 600               Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (37-39, 42, 43 and
                                                                           47-53) and Director of Subsidiary
                                                                           (42).

 RANDELL E. CARR, JR., Asst. Vice      8000 Robert F. McDermott Frwy.      Serves as Assistant Vice President
 President                             IH-10 West, Suite 600               of USAA Real Estate Company.
                                       San Antonio, Texas 78230-3884
 MAJ. GEN. CHRIS O. DIVICH,            9311 San Pedro, Suite 600           Serves as Senior Vice President of
 Director                              San Antonio, Texas 78216            Southwest Business Corporation.

 PATRICIA R. MARTIN, Asst. Vice        8000 Robert F. McDermott Frwy.      Serves as Assistant Vice President
 President and Controller              IH-10 West, Suite 600               and Controller of USAA Real Estate
                                       San Antonio, Texas 78230-3884       Company and Subsidiaries (37-53).

 SUSAN T. WALLACE, Vice President      8000 Robert F. McDermott Frwy.      Serves as Vice President of USAA
                                       IH-10 West, Suite 600               Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (38, 39, 41, 43 and
                                                                           45-51).

 STANLEY R. ALTERMAN, Asst. Vice       8000 Robert F. McDermott Frwy.      Serves as Assistant Vice President
 President                             IH-10 West, Suite 600               of USAA Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (37-39, 41, 42, 45-
                                                                           53); and as Director of Subsidiary
                                                                           (42).
 GARY M. DRIGGERS, Asst. Vice          8000 Robert F. McDermott Frwy.      Serves as Assistant Vice President
 President                             IH-10 West, Suite 600               of USAA Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiary (37).

 THOMAS M. BOTHEN, Asst. Vice          8000 Robert F. McDermott Frwy.      Serves as Assistant Vice President
 President                             IH-10 West, Suite 600               of USAA Real Estate Company and
                                       San Antonio, Texas 78230-3884       Subsidiaries (37, 47 and 51).


4.       USAA INVESTORS I, INC.

 Name and Position                    Business Address                     Present Occupation
 -----------------                    ----------------                     ------------------
 EDWARD B. KELLEY, Chairman,          8000 Robert F. McDermott Frwy.       Serves as President, CEO, Vice
 President, CEO and Director          IH-10 West, Suite 600                Chairman and Director of the
                                      San Antonio, Texas  78230-3884       Board of USAA Real Estate Company
                                                                           and Subsidiary (18); and as
                                                                           Director of Subsidiaries (13, 15,
                                                                           19, 20 and 37-53); and as Vice
                                                                           Chairman of the Board of
                                                                           Subsidiary (15); and as CEO of
                                                                           Subsidiaries (20, 37-43, and 45-
                                                                           53); and as President of
                                                                           Subsidiaries (20, 37-42, and 44-
                                                                           53); and as Chairman of the Board
                                                                           of Subsidiaries (37-43, 45-53).
 T. PATRICK DUNCAN, Vice Chairman,    8000 Robert F. McDermott Frwy.       Serves as Senior Vice President
 Senior Vice President and            IH-10 West, Suite 600                of USAA Real Estate Company and
 Director                             San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of USAA Real Estate
                                                                           Company and Subsidiaries (37-53);
                                                                           and as Vice Chair of Subsidiaries
                                                                           (38-43, 45-53).

 RANDAL R. SEEWALD, Vice              8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 President, Secretary, Legal          IH-10 West, Suite 600                Real Estate Company and
 Counsel and Director                 San Antonio, Texas  78230-3884       Subsidiaries (18-20 and 37-53)
                                                                           and as Director of Subsidiaries
                                                                           (38-53) and as Treasurer of
                                                                           Subsidiaries (18-20), and as
                                                                           Secretary of USAA Real Estate
                                                                           Company and of Subsidiaries
                                                                           (18-20, 37-53).

 DAVID M. HOLMES, Vice President      8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 and Treasurer                        IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of Subsidiary (42) and
                                                                           as Treasurer of USAA Real Estate
                                                                           Company and Subsidiaries (37-53).

 S. WAYNE PEACOCK, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-39, 42, 43 and
                                                                           47-53) and Director of Subsidiary
                                                                           (42)

 SUSAN T. WALLACE, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (38, 39, 41, 43 and
                                                                           45-51).
 PATRICIA R. MARTIN, Assistant        8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President and Controller        IH-10 West, Suite 600                President and Controller of USAA
                                      San Antonio, Texas  78230-3884       Real Estate Company and
                                                                           Subsidiaries (37-53).

 STANLEY R. ALTERMAN, Assistant       8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President                       IH-10 West, Suite 600                President of USAA Real Estate
                                      San Antonio, Texas  78230-3884       Company and Subsidiaries (37-39,
                                                                           41, 42, 45-53); and as Director
                                                                           of Subsidiary (42)

5.       USAA INVESTORS II, INC.

 Name and Position                    Business Address                     Present Occupation
 -----------------                    ----------------                     ------------------
 EDWARD B. KELLEY, Chairman,          8000 Robert F. McDermott Frwy.       Serves as President, CEO, Vice
 President, CEO and Director          IH-10 West, Suite 600                Chairman and Director of the
                                      San Antonio, Texas  78230-3884       Board of USAA Real Estate Company
                                                                           and Subsidiary (18); and as
                                                                           Director of Subsidiaries (13, 15,
                                                                           19, 20 and 37-53); and as Vice
                                                                           Chairman of the Board of
                                                                           Subsidiary (15); and as CEO of
                                                                           Subsidiaries (20, 37-43, and 45-
                                                                           53); and as President of
                                                                           Subsidiaries (20, 37-42, and 44-
                                                                           53); and as Chairman of the Board
                                                                           of Subsidiaries (37-43, 45-53).

 T. PATRICK DUNCAN, Vice Chairman,    8000 Robert F. McDermott Frwy.       Serves as Senior Vice President
 Senior Vice President and            IH-10 West, Suite 600                of USAA Real Estate Company and
 Director                             San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of USAA Real Estate
                                                                           Company and Subsidiaries (37-53);
                                                                           and as Vice Chair of Subsidiaries
                                                                           (38-43, 45-53).
 RANDAL R. SEEWALD, Vice              8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 President, Secretary, Legal          IH-10 West, Suite 600                Real Estate Company and
 Counsel and Director                 San Antonio, Texas  78230-3884       Subsidiaries (18-20 and 37-53)
                                                                           and as Director of Subsidiaries
                                                                           (38-53) and as Treasurer of
                                                                           Subsidiaries (18-20) and as
                                                                           Secretary of USAA Real Estate
                                                                           Company and of Subsidiaries
                                                                           (18-20, 37-53).

 DAVID M. HOLMES, Vice President      8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 and Treasurer                        IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of Subsidiary (42) and
                                                                           as Treasurer of USAA Real Estate
                                                                           Company and Subsidiaries (37-53).

 S. WAYNE PEACOCK, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-39, 42, 43 and
                                                                           47-53) and Director of Subsidiary
                                                                           (42)

 SUSAN T. WALLACE, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (38, 39, 41, 43 and
                                                                           45-51).
 PATRICIA R. MARTIN, Assistant        8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President and Controller        IH-10 West, Suite 600                President and Controller of USAA
                                      San Antonio, Texas  78230-3884       Real Estate Company and
                                                                           Subsidiaries (37-53).

 STANLEY R. ALTERMAN, Assistant       8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President                       IH-10 West, Suite 600                President of USAA Real Estate
                                      San Antonio, Texas  78230-3884       Company and Subsidiaries (37-39,
                                                                           41, 42, 45-53); and as Director
                                                                           of Subsidiary (42)

6.       USAA PROPERTIES III, INC.

 Name and Position                    Business Address                     Present Occupation
 -----------------                    ----------------                     ------------------
 EDWARD B. KELLEY, Chairman,          8000 Robert F. McDermott Frwy.       Serves as President, CEO, Vice
 President, CEO and Director          IH-10 West, Suite 600                Chairman and Director of the
                                      San Antonio, Texas  78230-3884       Board of USAA Real Estate Company
                                                                           and Subsidiary (18); and as
                                                                           Director of Subsidiaries (13, 15,
                                                                           19, 20 and 37-53); and as Vice
                                                                           Chairman of the Board of
                                                                           Subsidiary (15); and as CEO of
                                                                           Subsidiaries (20, 37-43, and 45-
                                                                           53); and as President of
                                                                           Subsidiaries (20, 37-42, and 44-
                                                                           53); and as Chairman of the Board
                                                                           of Subsidiaries (37-43, 45-53).
 T. PATRICK DUNCAN, Vice Chairman,    8000 Robert F. McDermott Frwy.       Serves as Senior Vice President
 Senior Vice President and            IH-10 West, Suite 600                of USAA Real Estate Company and
 Director                             San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of USAA Real Estate
                                                                           Company and Subsidiaries (37-53);
                                                                           and as Vice Chair of Subsidiaries
                                                                           (38-43, 45-53).

 RANDAL R. SEEWALD, Vice              8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 President, Secretary, Legal          IH-10 West, Suite 600                Real Estate Company and
 Counsel and Director                 San Antonio, Texas  78230-3884       Subsidiaries (18-20 and 37-53)
                                                                           and as Director of Subsidiaries
                                                                           (38-53) and as Treasurer of
                                                                           Subsidiaries (18-20) and as
                                                                           Secretary of USAA Real Estate
                                                                           Company and of Subsidiaries
                                                                           (18-20, 37-53).

 DAVID M. HOLMES, Vice President      8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 and Treasurer                        IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of Subsidiary (42) and
                                                                           as Treasurer of USAA Real Estate
                                                                           Company and Subsidiaries (37-53).

 S. WAYNE PEACOCK, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-39, 42, 43 and
                                                                           47-53) and Director of Subsidiary
                                                                           (42).
 SUSAN T. WALLACE, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (38,39, 41, 43 and
                                                                           45-51).

 PATRICIA R. MARTIN, Vice             8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 President and Controller             IH-10 West, Suite 600                President and Controller of USAA
                                      San Antonio, Texas  78230-3884       Real Estate Company and
                                                                           Subsidiaries (37-53).

 STANLEY R. ALTERMAN, Assistant       8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President                       IH-10 West, Suite 600                President of USAA Real Estate
                                      San Antonio, Texas  78230-3884       Company and Subsidiaries (37-39,
                                                                           41, 42, 45-53); and as Director
                                                                           of Subsidiary (42).

7.       USAA PROPERTIES IV, INC.

 Name and Position                    Business Address                     Present Occupation
 -----------------                    ----------------                     ------------------

 EDWARD B. KELLEY, Chairman,          8000 Robert F. McDermott Frwy.       Serves as President, CEO, Vice
 President, CEO and Director          IH-10 West, Suite 600                Chairman and Director of the
                                      San Antonio, Texas  78230-3884       Board of USAA Real Estate Company
                                                                           and Subsidiary (18); and as
                                                                           Director of Subsidiaries (13, 15,
                                                                           19, 20 and 37-53); and as Vice
                                                                           Chairman of the Board of
                                                                           Subsidiary (15); and as CEO of
                                                                           Subsidiaries (20, 37-43, and 45-
                                                                           53); and as President of
                                                                           Subsidiaries (20, 37-42, and 44-
                                                                           53); and as Chairman of the Board
                                                                           of Subsidiaries (37-43, 45-53).


Name and Position                     Business Address                     Present Occupation
-----------------                     ----------------                     ------------------

 T. PATRICK DUNCAN, Vice Chairman,    8000 Robert F. McDermott Frwy.       Serves as Senior Vice President
 Senior Vice President and            IH-10 West, Suite 600                of USAA Real Estate Company and
 Director                             San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of USAA Real Estate
                                                                           Company and Subsidiaries (37-53);
                                                                           and as Vice Chair of Subsidiaries
                                                                           (38-43, 45-53).

 RANDAL R. SEEWALD, Vice              8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 President, Secretary, Legal          IH-10 West, Suite 600                Real Estate Company and
 Counsel and Director                 San Antonio, Texas  78230-3884       Subsidiaries (18-20 and 37-53)
                                                                           and as Director of Subsidiaries
                                                                           (38-53) and as Treasurer of
                                                                           Subsidiaries (18-20) and as
                                                                           Secretary of USAA Real Estate
                                                                           Company and of Subsidiaries
                                                                           (18-20, 37-53).
 DAVID M. HOLMES, Vice President      8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
 and Treasurer                        IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-53) and as
                                                                           Director of Subsidiary (42) and
                                                                           as Treasurer of USAA Real Estate
                                                                           Company and Subsidiaries (37-53).

 S. WAYNE PEACOCK, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (37-39, 42, 43 and
                                                                           47-53) and Director of Subsidiary
                                                                           (42)

 SUSAN T. WALLACE, Vice President     8000 Robert F. McDermott Frwy.       Serves as Vice President of USAA
                                      IH-10 West, Suite 600                Real Estate Company and
                                      San Antonio, Texas  78230-3884       Subsidiaries (38,39, 41, 43 and
                                                                           45-51).

 PATRICIA R. MARTIN, Assistant        8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President and Controller        IH-10 West, Suite 600                President and Controller of USAA
                                      San Antonio, Texas  78230-3884       Real Estate Company and
                                                                           Subsidiaries (37-53).
 STANLEY R. ALTERMAN, Assistant       8000 Robert F. McDermott Frwy.       Serves as Assistant Vice
 Vice President                       IH-10 West, Suite 600                President of USAA Real Estate
                                      San Antonio, Texas  78230-3884       Company and Subsidiaries (37-39,
                                                                           41, 42, 45-53); and as Director
                                                                           of Subsidiary (42).

Appendix B is hereby amended by deleting it in its entirety and substituting the following therefor:

                                                                      APPENDIX B

                            BENEFICIAL OWNERSHIP BY
                        DIRECTORS AND EXECUTIVE OFFICERS
                       OF USAA, USAA-CC, REALCO, USAA-I,
                         USAA-II, USAA-III, AND USAA-IV

         Except as indicated below, to the knowledge of the Reporting Parties, none of the persons identified on Appendix A beneficially own any Shares as of May 28, 1998. To the knowledge of the Reporting Parties, all Shares are beneficially owned directly by the person indicated in the table, and such person has sole voting and dispositive power with respect to such Shares.

                                       Amount of
Director/Executive Officer       Beneficial Ownership      Percent of Class
--------------------------       --------------------      ----------------
T. Patrick Duncan                          600                    *

Edward B. Kelly                          1,000                    *

S. Wayne  Peacock                        2,000                    *

David M. Holmes                          1,750                    *

----------
*Less than 1.0%

Each of the directors and executive officers of USAA may be deemed to share beneficial ownership of Shares beneficially owned by USAA, each of the directors and executive officers of USAA-CC may be deemed to share beneficial ownership of Shares beneficially owned by USAA-CC, and each of the directors and executive officers of Realco may be deemed to share beneficial ownership of Shares beneficially owned by Realco. Each of the individuals listed above disclaims beneficial ownership of such Shares, and the number of Shares shown above to be owned beneficially by each individual excludes such Shares.

                                 EXHIBIT INDEX


Exhibit No.                  Description
-----------      -----------------------------------
    10.13        Form of Option Agreement.




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